Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Reata Pharmaceuticals, Inc. Second Amended and Restated Long Term Incentive Plan of Reata Pharmaceuticals, Inc. of our reports dated March 1, 2021, with respect to the consolidated financial statements of Reata Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Reata Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

March 15, 2021